                           SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         JACOBS ENGINEERING GROUP INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                         JACOBS ENGINEERING GROUP INC.
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                         JACOBS ENGINEERING GROUP INC.
                             251 South Lake Avenue
                          Pasadena, California 91101

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              AND PROXY STATEMENT

TO OUR SHAREHOLDERS

  The Annual Meeting of Shareholders of Jacobs Engineering Group Inc. will be held on Tuesday, February 11, 1997, at 3:30 p.m. at 251 South Lake Avenue, First Floor Conference Center, Pasadena, California, for the following purposes:

    1. To elect four directors to hold office until the 2000 annual meeting;

    2. To approve amendments to the 1981 Executive Incentive Plan to reserve an additional 1,200,000 shares for that Plan and extend its expiration date to March 1, 2001;

    3. To approve the appointment of Ernst & Young LLP as auditors for the year ending September 30, 1997; and

    4. To act upon such other matters as may properly come before the meeting.

  The shareholders of record at the close of business on January 3, 1997, will be entitled to vote at such meeting and any adjournment thereof. This notice and proxy statement and the accompanying proxy are being mailed to such shareholders on or about January 9, 1997. The stock transfer books will not close.

                                       By Order of the Board of Directors

                                       Robert M. Barton
                                       Secretary

Dated: January 3, 1997

  YOU ARE URGED TO DATE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                         JACOBS ENGINEERING GROUP INC.
                             251 South Lake Avenue
                          Pasadena, California 91101

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Jacobs Engineering Group Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of shareholders of the Company to be held February 11, 1997, and any adjournment thereof. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone if deemed necessary. The proxy is revocable by you by written notice to the Secretary of the Company at any time prior to the exercise of the authority granted thereby or by your being present at the meeting and electing to vote in person.

  The holders of common stock of record at the close of business on January 3, 1997, the record date fixed by the Board of Directors (the "Record Date"), will be entitled to one vote per share on all business of the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. This proxy statement and the accompanying proxy are being mailed on or about January 9, 1997, to the shareholders of record on the Record Date. As of the Record Date the Company had 25,686,327 shares of common stock outstanding.

  In connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders, the Board of Directors has designated Joseph J. Jacobs, Noel G. Watson and Robert M. Barton as proxies. Shares represented by all properly executed proxy cards received in time for the meeting will be voted in accordance with the choice specified on the proxy card. Unless contrary instructions are indicated on the proxy card, the shares of common stock will be voted FOR the election of the nominees listed below under "1. Election of Directors". Where no choice is specified, the shares of common stock will be voted FOR the approval of the amendments to the 1981 Executive Incentive Plan described under "2. Approval of Amendments to the 1981 Executive Incentive Plan," and FOR the approval of the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending September 30, 1997, as described under "3. Approval of Ernst & Young LLP as Auditors", below. The Board of Directors is not aware of any other issue to be brought before the meeting. If other matters are properly brought before the meeting, then the proxies will vote in accordance with their best judgment.

  Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purpose of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, then those shares will not be considered as present and entitled to vote with respect to that matter.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the common stock of the Company as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director; (iii) each executive officer named in the compensation tables, below ("Named Executive Officer"); and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (a)

                                                           AMOUNT AND PERCENT
                                                           NATURE OF    OF
   NAME AND ADDRESS                                        OWNERSHIP   CLASS
   ----------------                                        ---------- -------
   Joseph J. Jacobs....................................... 4,053,000   15.8%
   251 S. Lake Avenue
   Pasadena, California 91101

   The Capital Group Companies, Inc. ..................... 1,763,200    6.9%(b)
   333 South Hope Street
   Los Angeles, California 90071

   RCM Capital Management................................. 1,370,900    5.3%(c)
   Four Embarcadero Center, Suite 3000
   San Francisco, California 94111

--------
(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), (f) and (g) of the Securities Exchange Act of 1934, as amended and information made known to the Company.
(b) Certain operating subsidiaries of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts that held, as of December 29, 1995, a total of 1,763,200 shares of common stock of the Company. At that date Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 1,046,200 of said shares. Also, on that date Capital Research and Management Company, a registered investment adviser, and Capital International Limited, another operating subsidiary, had investment discretion with respect to 705,000 and 12,000 shares, respectively, of the above shares.
(c) On February 5, 1996, RCM Capital Management ("RCM Capital"), a registered investment advisor, reported that it had sole investment power over 1,370,900 shares and sole voting power over 1,107,500 shares. RCM Limited L.P. (the general partner of RCM Capital) and RCM General Corporation (the general partner of RCM Limited L.P.) reported that they beneficially owned the securities reported by RCM Capital only to the extent that they might be deemed to have beneficial ownership of securities managed by RCM Capital.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

                                                   SHARES
                                                 SUBJECT TO
       NAME OF            AMOUNT OF COMMON STOCK UNEXERCISED             PERCENT
  BENEFICIAL OWNER        BENEFICIALLY OWNED(a)  OPTIONS(b)    TOTAL   OF CLASS(c)
  ----------------        ---------------------- ----------- --------- -----------
DIRECTORS (EXCLUDING OF-
 FICERS):
Joseph F. Alibrandi.....            2,000            3,000       5,000        *
Peter H. Dailey.........            2,000            3,000       5,000        *
Robert B. Gwyn..........            1,000            1,250       2,250        *
Linda K. Jacobs.........          239,965            3,000     242,965     0.95%
James Clayburn LaForce..            2,000            3,000       5,000        *
Dale R. Laurance........            1,000            1,750       2,750        *
Linda Fayne Levinson....              --               500         500        *
David M. Petrone........           10,000            3,000      13,000        *
James L. Rainey, Jr. ...              200            3,000       3,200        *
NAMED EXECUTIVE OFFI-
 CERS:
Joseph J. Jacobs........        4,053,000              --    4,053,000    15.78%
Noel G. Watson..........          166,824          108,600     275,424     1.07%
William R. Kerler.......           29,717           55,400      85,117     0.33%
Richard J. Slater.......           34,591           35,600      70,191     0.27%
Thomas R. Hammond.......            3,011           36,000      39,011     0.15%
All directors and execu-
 tive officers as a
 group..................        4,662,467          501,423   5,163,890    20.10%

--------
  * Less than 0.1%
(a) Ownership is direct.
(b) Includes only those unexercised options that are exercisable within 60 days following the date of this proxy statement.
(c) Calculation is based on the number of shares of common stock outstanding as of January 3, 1997.

1. ELECTION OF DIRECTORS

  The bylaws of the Company presently provide for eleven directors. The Certificate of Incorporation and the bylaws of the Company divide the Board of Directors into three classes with the terms of office of the directors of each class ending in different years: The terms of Classes I, II and III presently end at the annual meetings in 1997, 1998 and 1999, respectively. Classes I and II have four directors, each, and Class III has three directors.

  The nominees for Class I are to be voted upon at this annual meeting. The directors in Classes II and III will continue in office until expiration of their respective terms. The Board of Directors has nominated Noel G. Watson, James Clayburn LaForce, David M. Petrone and James L. Rainey, Jr. for election as Class I directors for three year terms expiring at the 2000 annual meeting.

  The persons named as proxies on the accompanying proxy card intend to vote the shares as to which they are granted authority to vote for the election of the nominees listed above. The proxies may not vote for a greater number of persons than four. In the event that anyone other than these individuals should be nominated for election as a director, the proxies will vote in accordance with their best judgment.

  Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

  The following table sets forth information about these nominees and the directors whose terms of office do not expire at the 1997 annual meeting.

                      NAME AND POSITIONS                               DIRECTOR
                     HELD WITH THE COMPANY                       CLASS  SINCE
                     ---------------------                       ----- --------
Joseph J. Jacobs, Chairman of the Board and Director. Dr.         III    1974
Jacobs, age 80, was chief executive officer of the Company and its predecessors from 1957 until November 19, 1992. Dr. Jacobs founded the Company as a sole proprietorship in 1947 and
incorporated it in 1957.

Noel G. Watson, President, Chief Executive Officer and              I    1986
Director. Mr. Watson, age 60, has been with the Company since
1965 and has held senior executive positions with the Company for more than the past five years. On November 19, 1992
Mr. Watson was elected Chief Executive Officer of the Company.

Joseph F. Alibrandi, Director. Mr. Alibrandi, age 68, has been     II    1988
Chairman of the Board and Chief Executive Officer of Whittaker
Corporation for more than five years. Mr. Alibrandi is also a director of Burlington Northern Southern Pacific Corp.,
Catellus Development Corporation, BankAmerica Corporation and
Bank of America, N.T.&S.A.

The Hon. Peter H. Dailey, Director. Mr. Dailey, age 66, is         II    1991
Chairman of Enniskerry Financial, a private investment firm. He was formerly Ambassador to Ireland and Special Envoy to NATO.
Prior to government service, he was Vice-chairman of
Interpublic Group of the Dailey International Group. He is also a Director of Chicago Title and Trust, Pinkerton's, Inc.,
Sizzler, Inc. and Wirthlin Worldwide, and serves as CEO and
Chairman of Memorex Telex, Inc. (which filed for bankruptcy
protection on October 15, 1996).

Robert B. Gwyn, Director. Mr. Gwyn, age 57, is currently a         II    1995
Managing Director of Amaryn Group, a private investment
company. He was President, CEO and Chairman of the Board of
Agricultural Minerals and Chemicals, Inc., a company engaged in the fertilizer and methanol businesses, from 1990 until 1994, when that company was sold. From 1985 until 1990 he was
President of Agrico Chemical Company, a domestic and
international manufacturer of fertilizers.

Linda K. Jacobs, Director. Dr. Linda K. Jacobs, age 49, is         II    1986
President of Middle East Technology Assistance, a non-profit corporation. From 1985 until 1993 she was a principal in
Jabara-Jacobs Associates, a consulting firm. She is a daughter of Dr. Joseph J. Jacobs.

James Clayburn LaForce, Director. Dr. LaForce, age 68, was Dean     I    1987
of the Anderson Graduate School of Management, University of
California at Los Angeles from 1978 until 1993, when he
retired. Dr. LaForce is a director of Eli Lilly & Co., Rockwell
International Corporation, Imperial Credit Industries, Inc.,
Blackrock Funds, The Timken Company, Provident Investment
Counsel Mutual Funds and Payden and Rygel Investment Trust.

                      NAME AND POSITIONS                               DIRECTOR
                     HELD WITH THE COMPANY                       CLASS  SINCE
                     ---------------------                       ----- --------
Dale R. Laurance, Director. Dr. Laurance, age 51, is the          III    1994
President and a director of Occidental Petroleum Corporation where he has been an executive since 1983. Dr. Laurance is also a director of Canadian Occidental Petroleum, Ltd., Leslie's
Poolmart, Inc., the Armand Hammer Museum of Art and Cultural
Center, Inc., the Chemical Manufacturers Association, and the
American Petroleum Institute.

Linda Fayne Levinson, Director. Ms. Levinson, age 54, has         III    1996
served as the President of Fayne Levinson Associates, Inc., a
general management consulting firm to consumer and financial service organizations, since 1982. Ms. Levinson was an
executive at Creative Artists Agency, Inc. from 1993 through
February 1994 and was a partner of Wings Partners, a Los
Angeles-based merchant bank, from 1989 until 1993. From 1984 until 1987 Ms. Levinson was a Senior Vice President of American
Express Travel Related Services Co., Inc., and from 1972
through 1981 she was at McKinsey & Co., a worldwide general
management consulting firm, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the
Boards of Genentech Inc., NCR Corporation and Egghead, Inc.

David M. Petrone, Director. Mr. Petrone, age 52, is Chairman of     I    1987
Housing Capital Company, a real estate lending firm. He was
Vice Chairman of Wells Fargo & Co. from 1986 until March 1,
1992. He is a director of Spieker Properties, Inc., Health
Science Properties, Inc. and Finelite, Inc.

James L. Rainey, Jr., Director. Mr. Rainey, age 67, is retired.     I    1993
He was President and Chief Executive Officer of Farmland
Industries, Inc., an agricultural cooperative, from 1986 until
1991. Mr. Rainey is a director of Air.Cure Environmental, Inc.,
Wirthlin Worldwide, Mid-America Bio-Mat, Inc. and Envino
Nutrients, Inc.

  Board Committees. The Board has two standing committees. The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors. During fiscal 1996 the Audit Committee held two meetings. The members of the Audit Committee are Messrs. Petrone (Chairman), Alibrandi, Dailey and Rainey and Dr. Linda K. Jacobs.

  The Compensation and Benefits Committee approves the salaries and bonuses of the executive officers and approves all awards (stock option grants and restricted stock) under the Company's 1981 Executive Incentive Plan other than options issued under the Outside Director Stock Option provisions of that Plan. During fiscal 1996 this committee held eight meetings. The members of the Compensation and Benefits Committee are Dr. LaForce (Chairman), Mr. Gwyn, Dr. Laurance and Ms. Levinson.

  Compensation of Directors. The Company pays directors who are not employed by the Company ("Outside Directors") a retainer at the rate of $25,000 per year plus a fee of $1,000 for each meeting of the board and each committee on which they serve that they attend. Pursuant to the terms of the Outside Director Stock Option Plan, each of the Outside Directors received an option for 2,000 shares of common stock on April 1, 1993, and has received an option for 1,000 shares at an option price equal to the Fair Market Value (as defined in the Plan) of the common stock on the first day of March of each year commencing March 1, 1994.

  The Board of Directors held nine meetings during the year ended September 30, 1996. All directors attended at least 75% of all meetings of the Board of Directors and of the committees on which they served during fiscal 1996 except Mr. Alibrandi who missed two meetings of the Board and one meeting of the Audit Committee.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer and the other four most highly compensated officers ("Named Executive Officers") of the Company for services in all capacities to the Company and its subsidiaries during its 1994, 1995 and 1996 fiscal years:

                                  ANNUAL                        LONG-TERM
                              COMPENSATION (1)                 COMPENSATION
                            -------------------- OTHER ANNUAL  ------------  ALL OTHER
                                                 COMPENSATION  OPTIONS/SARS COMPENSATION
    NAME               YEAR SALARY ($) BONUS ($)   ($) (2)       (SHS)(3)     ($) (4)
    ----               ---- ---------- --------- ------------  ------------ ------------
Noel G. Watson          1996  $516,670  $453,510    $46,620        60,000       $4,630
 Chief Executive        1995   464,310   319,100     27,440        10,000        4,920
  Officer               1994   432,200    21,750     21,390       100,000        4,440

Joseph J. Jacobs        1996   432,000       -0-        -0-           -0-          -0-
 Chairman of the        1995   432,000       -0-        -0-           -0-          -0-
  Board                 1994   432,000       -0-        -0-           -0-          -0-

William R. Kerler       1996   318,760   279,790     24,460        15,000        4,630
 Executive Vice         1995   284,430   195,480     13,660         9,000        4,920
  President             1994   250,900    10,600     70,780(5)     20,000        4,460

Richard J. Slater       1996   254,670   167,660     16,240        10,000        4,630
 Group Vice             1995   239,050   123,220     10,080         8,000        4,920
  President             1994   223,650     8,440      7,940        20,000        4,440

Thomas R. Hammond       1996   239,590   157,730      8,280        10,000        4,750
 Group Vice             1995   215,930   111,300      4,670         8,000        5,080
  President             1994   187,330     7,070      4,030        10,000        4,990

--------
(1) Represents amounts earned by the named executive during the year indicated, and includes amounts deferred under the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust (the "(S) 401(k) Plan") and the Company's nonqualified Executive Deferral Plans (the "EDPs").
(2) These amounts represent interest credited to the employees' deferred compensation account balance under the EDPs in excess of 120% of the applicable federal rate in effect at the times the interest crediting rates were set for the EDPs.
(3) Consists solely of non-qualified stock options pursuant to the 1981 Executive Incentive Plan.
(4) Consists solely of Company contributions to the (S)401(k) Plan.
(5) Also includes reimbursement of income tax paid on reimbursed moving expenses.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The Company's 1981 Executive Incentive plan permits the grant of options and stock appreciation rights to employees of, and consultants and advisors to, the Company and its subsidiaries, including officers and directors who are serving in such capacities. The following table contains information concerning options granted during the fiscal year 1996 to the only Named Executive Officers who were granted options that year. No stock appreciation rights have been granted to date.

                                                                                 POTENTIAL REALIZABLE VALUES
                                                                                  AT ASSUMED ANNUAL RATES OF
                                                                                STOCK PRICE APPRECIATION OVER
                         OPTIONS  PERCENTAGE EXERCISE  MARKET PRICE                 OPTION TERM (10 YRS.)
                         GRANTED      OF       PRICE    ON DATE OF  EXPIRATION  -------------------------------
    NAME                 (SHS)(1) TOTAL (2)   ($/SH)   GRANT ($/SH)    DATE     0% ($)   5% ($)       10% ($)
    ----                 -------- ---------- --------- ------------ ----------- ------ -----------  -----------
Noel G. Watson..........  10,000    14.46%    $24.750    $24.750    07-Dec-2005  $--      $155,650     $394,450
                          50,000               28.375     28.375    13-Feb-2006   --       892,240    2,261,120

William R. Kerler.......  15,000     3.61%     27.875     27.875    01-Apr-2006   --       262,960      666,380

Richard J. Slater.......  10,000     2.41%     27.875     27.875    01-Apr-2006   --       175,300      444,260

Thomas R. Hammond.......  10,000     2.41%     27.875     27.875    01-Apr-2006   --       175,300      444,260

Gain for all shareholders (based on 25,745,329 shares
 outstanding at September 30, 1996 and a year-end stock
 price of $22.50 per share)............................                                364,299,730  923,207,040

Gain of Named Executive Officers as a percent of total
 gain to all shareholders..............................                                       0.46%        0.46%

--------
(1) All grants were nonqualified options pursuant to the 1981 Plan.
(2) Calculation based upon grants of options for 406,000 shares, and awards of 9,000 shares of restricted stock during fiscal 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table sets forth information regarding option exercises during the fiscal year 1996 by the Named Executive Officers and the value of their unexercised options of September 30, 1996. All options were granted under the 1981 Executive Incentive Plan. The Company has not granted any stock appreciation rights.

                                                                              VALUE OF UNEXERCISED
                                                   NUMBER OF UNEXERCISED         IN-THE-MONEY
                           SHARES                  OPTIONS AT FYE (SHARES)      OPTIONS AT FYE($)
                          ACQUIRED   TOTAL VALUE  ------------------------- -------------------------
    NAME                ON EXERCISES REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
    ----                ------------ ------------ ----------- ------------- ----------- -------------
Noel G.  Watson........     12,000      $251,118     96,600       136,200     $351,100      $24,000
William R. Kerler......      2,400        38,539     55,400        43,600      307,727       67,962
Richard J. Slater......        --            --      35,600        33,800      164,906       59,287
Thomas R. Hammond......      1,600        33,482     34,000        31,200      123,535       28,200

                         BOARD COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The overall objectives of the Company's executive compensation program are as follows:

  -- To enable the Company to attract, motivate and retain highly-qualified executives by offering competitive base salaries that are consistent with the Company's size.

  -- To reward executives for past performance through a bonus program that places a substantial component of their pay at risk based on Company performance as measured by its return on net equity.

  -- To provide an incentive for continued service and future performance through the use of stock options.

  -- To encourage executives to have an equity ownership in the Company.

  The Company has no pension plan, but all eligible employees, including executives, may participate in the Company's Thrift Savings Retirement ((S) 401(k)) Plan and the 1989 Employee Stock Purchase Plan.

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of all executive officers and all stock option grants to all employees.

  Base Salary. In setting executive officer base salaries for fiscal 1996 the Committee considered the recommendations of Dr. Jacobs and Mr. Watson, who made salary recommendations as to all executive officers except themselves, the Committee's own subjective evaluations of those executive officers, the salary spread that has normally been maintained by the Company between levels of management, and information compiled by the Company regarding prevailing salaries for senior management personnel being offered by companies that the Company regards as its competitors.

  The Committee also considered a regression analysis of the executive compensation paid by certain publicly-traded engineering and construction companies that are comparable to, or greater, in size than the Company, that compete with the Company for experienced employees at all levels and for which executive salary information is publicly available (the "Peer Group") made by the Company's financial staff. The Peer Group consists of Guy F. Atkinson, Blount, Inc., Fluor Corporation, Foster Wheeler, International Technology, Michael Baker Corp., Morrison-Knudsen Corp., Stone & Webster, Inc. and the Company. This analysis relates the revenues of the members of the Peer Group to the base salaries paid to their five highest paid executives in the order of their compensation as reported in their annual reports and proxy statements for the prior year.

  Mr. Watson's initial base salary for 1996 was established in the same manner as the base salaries of the other executive officers of the Company. The Committee believes that the total salary and bonus paid to Mr. Watson and each of the Named Executive Officers was reasonable in light of the performance of the Company for fiscal 1996.

  Dr. Jacobs was the Chief Executive Officer of the Company from its organization in 1957 until he resigned that position in November 1992; he continues to serve as Chairman of the Board and as a full-time employee of the Company. The Company has an employment agreement, originally entered into on October 1, 1987, with Dr. Jacobs, described below under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements", that establishes, among other matters, his base salary. The original agreement received the approval of the Board of Directors of the Company in 1987, without dissent and with Dr. Jacobs not voting. The Board subsequently delegated all decisions regarding this agreement to the Committee, which has approved subsequent amendments to it, including extensions of its term, which now expires on September 30, 2001, but there has been no change to Dr. Jacobs' base salary since 1987. The Committee has approved these amendments based on its subjective judgment of Dr. Jacobs' past and continuing contributions to the business strategy, marketing and reputation of the Company.

  Annual Incentive Bonuses. Pursuant to the Company's Incentive Bonus Plan, each year the Compensation Committee approves a target percentage of pre-tax profits to the net equity of the Company that must be achieved before any bonuses are paid. This target percentage is established on the basis of the Committee's judgment of what constitutes a reasonable minimum return for the shareholders on their investment in the Company. If pre-tax profits exceed the target, then a predetermined percentage of profits in excess of the target is placed in the bonus pool; if pre-tax earnings exceed two times the target, then a larger percentage of the excess is placed into the bonus pool. A major percentage of the bonus pool is allocated to the officers and key managers of the Company. Fifty percent of the allocation to the officers and key employees is then individually allocated to them in proportion to their weighted salaries, with the salaries of the executive officers given the greatest weight. The remainder of the executive officer pool is usually allocated in the same proportions as the initial allocations, but individual allocations are in some cases adjusted on the basis of the Committee's subjective evaluations of individual performance. Generally, bonuses are paid in three annual installments contingent upon continued employment and may be further deferred by participants in the Company's deferred compensation plans.

  The bonus paid to Mr. Watson for 1996 was determined by the Committee in the same manner as the bonuses of the other executive officers. Dr. Jacobs does not receive bonuses under the formula in the Incentive Bonus Plan, but he is eligible to receive discretionary bonuses.

  Stock Options. In determining stock option awards to executive officers for 1996 the Committee considered Dr. Jacobs' and Mr. Watson's recommendations with respect to all executive officers other than themselves, the Committee's own subjective evaluations of the executive officers and previous option awards to the executive officers. The Committee also considered the stock option awards made by three of the largest competitors of the Company that are public companies (Fluor, Foster Wheeler and Morrison-Knudsen), to their executive officers as a percent of outstanding shares. In general, option grants by the Company as a percentage of outstanding shares have been the second highest in the named group, but the Committee considered the fact that the Company is the only company in the group that has no pension plan in evaluating the significance of its ranking in the group.

  The number of options granted to Mr. Watson for 1996 was determined by the Committee in the same manner as the option grants to the other executive officers. Dr. Jacobs has never been eligible for stock options by reason of his percentage interest in the outstanding stock of the Company.

  Tax Deductibility Considerations. In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. The Committee believes that the compensation payable for fiscal year 1997 will not result in any loss of tax deductions for the Company. It is the Committee's intent, pending finalization of the tax regulations, to adopt policies to obtain maximum deductibility of executive compensation, consistent with the objectives of the Company's executive compensation program outlined above. The Committee will continue to monitor the regulations as they are finalized to determine whether any program changes are appropriate.

                                          JAMES CLAYBURN LAFORCE, Chairman

                                          LINDA FAYNE LEVINSON

                                          ROBERT B. GWYN

                                          DALE R. LAURANCE

                              PERFORMANCE GRAPHS

  The following graphs show the changes over the past five- and ten-year periods in the value of $100 invested in (1) Jacobs Engineering Group Inc.;
(2) the Standard & Poor's 500 Index; and (3) the Dow Jones Heavy Construction Group Index. The values of each investment are based on share price appreciation, with reinvestment of dividends, if any were paid. For each graph, the investments are assumed to have occurred at the beginning of each period presented. Because the Dow Jones Heavy Construction Group Index is available beginning in 1987 (a nine-year period), the ten-year graph of that index begins with $190 invested on September 30, 1987 (which is the appreciated value of the initial $100 invested in Jacobs Engineering Group Inc.).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          AMONG JACOBS ENGINEERING GROUP INC., THE S&P 500 INDEX AND
                 THE DOW JONES HEAVY CONSTRUCTION GROUP INDEX


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period
(Fiscal Year Covered)        Jacobs         S&P 500       Dow Jones
-------------------          ------         -------       ----------
Measurement Pt-  1991        $100           $100          $100
FYE   1992                   $105           $111          $102
FYE   1993                   $ 84           $126          $103
FYE   1994                   $ 88           $130          $124
FYE   1995                   $ 90           $169          $119
FYE   1996                   $ 81           $203          $132

                COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
          AMONG JACOBS ENGINEERING GROUP INC., THE S&P 500 INDEX AND
         THE DOW JONES HEAVY CONSTRUCTION GROUP INDEX (FOR NINE YEARS)


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period
(Fiscal Year Covered)        Jacobs         S&P 500      Dow Jones
-------------------          ------         -------      ---------
Measurement Pt-  1986        $100           $100         $
FYE   1987                   $190           $143         $190
FYE   1988                   $290           $126         $173
FYE   1989                   $354           $167         $238
FYE   1990                   $535           $152         $238
FYE   1991                   $1,621         $199         $285
FYE   1992                   $1,709         $221         $293
FYE   1993                   $1,364         $250         $298
FYE   1994                   $1,430         $259         $333
FYE   1995                   $1,459         $336         $361
FYE   1996                   $1,320         $404         $386

  The cumulative total return information used to prepare the above graphs was provided by Media General Financial Services, and Research Holdings, Ltd.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has an agreement with Dr. Joseph J. Jacobs, originally entered into in 1986 providing for base pay at an annual rate of $432,200 per year for a term that has subsequently been extended to September 30, 2001. He does not receive bonuses under the formula in the Incentive Bonus Plan described above under "Board Compensation Committee Report on Executive Compensation," but he is eligible to receive discretionary bonuses. The agreement will continue in force whether or not Dr. Jacobs continues to be employed by the Company or becomes disabled. If Dr. Jacobs should die during the term of the agreement, then payments under the agreement will be made to a beneficiary named by Dr. Jacobs. If Dr. Jacobs ceases to be an employee of the Company, he will continue as a consultant to the Company in community and public affairs, in the promotion of the business expansion and goodwill of the Company and in undertaking such special assignments as the Company or its Board of Directors may request. During the term of the agreement, the Company will provide
Dr. Jacobs with the same medical and life insurance and other benefits as are made available to senior management officials of the Company and will provide him with office and secretarial services. The agreement contains provisions intended to prevent Dr. Jacobs from entering into any form of competition with the Company or disclosing confidential information of the Company. The original agreement, as well as the initial extensions of its term, received the approval of the Board of Directors of the Company without dissent and with Dr. Jacobs not voting. Subsequently, the Board of Directors delegated to the Compensation Committee of the Board the sole power to approve amendments to the agreement extending its term. See "Board Compensation Committee Report on Executive Compensation," above.

INDEBTEDNESS OF MANAGEMENT

  On January 3, 1997, Mr. Paul A. Miskimin, an executive officer of the Company, owed the Company $83,000; the largest amount owed by Mr. Miskimin during the period September 30, 1995 through January 3, 1997 was $83,000. This amount was evidenced by promissory notes bearing interest based on the prime rate and represented advances made to facilitate Mr. Miskimin's relocation to the Company's headquarters in Pasadena, California.

2. APPROVAL OF AMENDMENTS TO THE 1981 EXECUTIVE INCENTIVE PLAN

  The shareholders will be asked to approve certain amendments to the Jacobs Engineering Group Inc. 1981 Executive Plan (the "1981 Plan"), including an increase in the number of shares reserved for the 1981 Plan by 1,200,000 shares of common stock to a total of 1,684,350 shares and an extension of the expiration date of the 1981 Plan to March 1, 2001. The amendments to the 1981 Plan requiring shareholder approval are discussed below under "Amendments Requiring Shareholder Approval."

  The purpose of the 1991 Plan is to attract and retain, and to provide an incentive for, management and key employees of the Company and its subsidiaries. The 1981 Plan was originally adopted by the Board of Directors on October 29, 1980, and was approved by the shareholders of the Company on February 10, 1981. On February 9, 1982, the shareholders approved amendments to the Plan permitting the grant of incentive stock options under the Plan. On February 14, 1989, the shareholders readopted the 1981 Plan and extended its expiration date from January 1, 1999. On February 11, 1992, the shareholders approved an addition of 1,771,128 shares of common stock to the 1981 Plan.

ADMINISTRATION

  The 1981 Plan is administered by the Compensation and Benefits Committee of the Board of Directors. The Committee is authorized to approve all incentive awards under the 1981 Plan, to interpret the Plan, to fix the forms and terms of incentive awards and the times of issuance, to implement any provision of the 1981 Plan by appropriate rules and determinations and to exercise such powers as may be necessary to carry out their functions under the 1981 Plan. The members of the Committee must be directors who are not eligible to receive incentive awards under the 1981 Plan or any other plan of the Company providing for the award of stock, stock options or stock appreciation rights and who have not been so eligible for at least a year prior to their service on the Committee.

ELIGIBILITY FOR AWARDS

  Incentive awards may be granted only to salaried officers or other salaried key employees of the Company and its subsidiaries. There are presently approximately 200 employees eligible to receive awards under the 1981 Plan.

FORMS OF AWARDS

  The Plan provides for the grant of the following types of awards:

  1. Stock Options. The Company may grant nonqualified stock options and incentive stock options ("ISOs") under the 1981 Plan. A nonqualified stock option gives the optionee the right to purchase common stock of the Company at a price that is not less than 85% of the fair market value of such shares on the date the option is granted. ISOs must comply with Section 422 of the Internal Revenue Code of 1986. The total fair market value, determined at the time the option was granted, of shares for which ISOs first becoming exercisable by an optionee during any calendar year may not exceed $100,000. Except under certain circumstances, an employee may not be granted an ISO if, immediately after the ISO is granted, the optionee would own shares, including options for shares, representing more than five percent of the voting power or value of all classes of shares of the Company.

  Under both forms of option an optionee must agree as a condition to the exercise of the option to remain in the employ of the Company or its subsidiaries for not less than one year after the grant of the option. The option will become exercisable in such amounts and during such time periods as the Committee in its sole discretion determines and provides in the option agreement that it enters into with the option holder. In no event, however, will any option be exercisable after the expiration of the tenth year following the date on which the option is granted. Options are not assignable or transferable other than by will or by the laws of descent and distribution or a qualified domestic relations order and may be exercised during the lifetime of the optionee only by him. An option expires when the optionee's employment is terminated for cause. If an optionee dies or becomes permanently disabled, then the option may be exercised within twelve months following the date of death or permanent disability. If termination is for any other reason, the optionee has three months in which to exercise the option. In all cases the option may be exercised only for the installments that are otherwise exercisable at termination of employment, and neither termination, death nor disability will extend any installment that would otherwise expire.

  The purchase price payable upon the exercise of an option is payable in full in cash or its equivalent acceptable to the Company, as determined by the Committee. In the discretion of the Committee, the purchase price may be paid by the assignment and delivery to the Company of shares of common stock of the Company already owned by the optionee or a combination of shares and cash equal in value to the option exercise price.

Withholding taxes due upon the exercise of nonqualified options may be satisfied in whole or in part by reassigning to the Company stock acquired upon the exercise. The Committee is given the authority to adopt special rules for the payment of withholding taxes with stock by executive officers in order to comply with the rules of the Securities Exchange Commission under Section 16 of the Securities Exchange Act of 1934.

  2. Restricted Stock. The Company may award and issue to an employee restricted stock, which is common stock of the Company subject to certain restrictions. Restricted stock may not be sold, exchanged, donated, pledged or otherwise transferred until the expiration of the period of time fixed by the Committee in the agreement with the employee. The 1981 Plan provides that, with respect to each issuance of shares of restricted stock to an employee, no more than 20% of such shares may be released from the restrictions on transfer during each year after the first year that the shares were issued to the employee. In the event of termination of an employee's employment with the Company for any reason (including death, unless the Committee in its sole discretion decides to release the shares from the restrictions on transfer following the death of the employee), the employee is obligated, for no consideration, to forfeit and surrender the shares of the Company to the extent that the shares are still subject to the restrictions on transfer. Withholding taxes due from the employee upon the lapse of restrictions may be satisfied in whole or in part by reassigning to the Company shares of stock of the Company that bear no restriction.

  3. Stock Appreciation Rights. The Company may grant stock appreciation rights ("SARs") in conjunction with a stock option pursuant to which the holder can elect to exercise the SAR and surrender the related unexercised option in exchange for cash and/or shares in an amount equivalent to the excess of the fair market value of the option shares as of the date of exercise over the purchase price specified in the option agreement for such shares. The Plan confers on the Committee discretion to make payment in shares, in cash or in a combination of both. The SAR is exercisable only at the time or times, and only to the extent, that the related option is exercisable. To the extent that options are exercisable, any related SAR will be proportionately reduced by a number of shares equal to the number of share with respect to which the options are exercised.

FEDERAL INCOME TAX CONSEQUENCES

  Nonqualified Options and SARs. An employee will not recognize any income upon receipt of a nonqualified stock option or SAR, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the nonqualified stock option or SAR is exercised and the shares are transferred or the cash paid to him. The amount of such income, in the case of a nonqualified stock option, will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise; and, in the case of SARs, will be equal to the cash received and/or the fair market value of the shares received.

  ISOs. An employee who receives an ISO will not recognize any income for federal income tax purposes upon receipt of the ISO and the Company will not realize a deduction for federal income tax purposes. However, the difference between the fair market value of the stock on the date of grant and the option exercise price is a tax preference item that may subject the optionee to the alternative minimum tax. If the optionee does not dispose of the ISO shares within two years from the date the option was granted or within one year after the shares were transferred to him on exercise of the option, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the option exercise price will be treated as a long term capital gain. The Company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. If the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as compensation income. The balance of the gain will be treated as long or short term capital gain depending on the holding period. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. The Company will be entitled to a deduction equal to the ordinary income recognized by the employee.

  Restricted Stock. An employee receiving restricted stock under the Plan will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer have been removed. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized as described above.

  Generally, when an employee disposes of shares acquired under the 1981 Plan, the difference between the sales price and his basis in such shares will be treated as long or short-term capital gain or loss depending upon the holding period for the shares.

AMENDMENT OF THE PLAN

  The Board of Directors may terminate, modify or amend the 1981 Plan at any time without shareholder approval, except that shareholder approval is required for any amendment that would increase the number of shares reserved for the 1981 Plan, accelerate the removal of restrictions on restricted stock, increase the time period during which SARs or options may be exercised, extend the life of the 1981 Plan or materially increase the benefits accruing to participants under the 1981 Plan.

ADJUSTMENT OF AWARDS

  In the event of any change in capitalization, such as a stock dividend or stock split, or in the event of a merger where the Company is the surviving corporation, appropriate adjustments may be made in the awards that have been or may be granted under the Plan. In the event that the Company is not the surviving corporation in a merger or other reorganization, then all options and stock appreciation rights then outstanding under the Plan will be fully vested and exercisable, and the forfeiture restrictions on restricted stock will lapse, unless the merger or reorganization agreement provides participants with substantially similar rights.

CHANGE IN CONTROL OF THE COMPANY

  The Board has adopted an amendment to the 1981 Plan providing that, if the employment with the Company of a holder of an award under the 1981 Plan is terminated for any reason within three years following a "change in control" of the Company, then all options and SARs held by him under the 1981 Plan will be fully vested and exercisable and all forfeiture provisions imposed on restricted stock will lapse. A "change in control" means a change in control of such a nature that it would be required to be reported to the United States Securities and Exchange Commission, and in any event will be deemed to have occurred if (i) any person is or becomes the beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting power for election of directors of the Company, (ii) during any period of two consecutive years or less individuals who at the beginning of the period constituted all of the members of the Board of Directors of the Company fail to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period, (iii) the shareholders of the Company approve any merger as a result of which the common stock would be changed, converted or exchanged for the shares of another corporation, any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, or (iv) the shareholders of the Company approve a merger as a result of which persons who were shareholders of the Company immediately prior to the merger will have beneficial ownership of less than 50% of the combined voting power for the election of directors of the surviving corporation following the merger. However, in no such event will a change in control be deemed to have occurred if prior to the occurrence of any event that would otherwise cause a change in control the Board of Directors determines that such event will not constitute a change in control.

OUTSIDE DIRECTOR STOCK OPTIONS

  On February 14, 1994 the shareholders adopted an Outside Director Stock Option Plan as part of the 1981 Plan and reserved 100,000 shares for the Outside Director Stock Option Plan. Under the Outside Director Stock Option Plan directors of the Company who are not employed by the Company are automatically granted options for 1,000 shares on the first day of March of each year at an option price equal to the greater of the average closing price of the shares for the ten trading days ending on the second trading day prior to the date of grant and 85% of the closing price on the date of grant. The options are exercisable in four annual installments of 250 shares each on the first through the fourth anniversaries of the date of grant and expire on the earlier of ten years from the date of grant and varying periods of from three months to a year following the disability, retirement or death of the outside director.

  The Outside Director Stock Option Plan may be amended only by action of the shareholders. The only effect on the Outside Director Stock Option Plan of the amendments to the 1981 Plan to be acted upon at the shareholders' meeting will be extend the term of that Plan to March 1, 2001. There are presently 59,750 shares remaining for grants under the Outside Director Stock Option Plan. See "Security Ownership of Directors, Nominees and Named Executive Officers," above, for information about outstanding Outside Director Stock Options.

AMENDMENTS REQUIRING SHAREHOLDER APPROVAL

  Increase in Shares. Under the 1981 Plan, the Company was originally authorized to grant awards with respect to an aggregate of 4,081,128 shares of common stock, as adjusted for stock splits and stock dividends. However, new awards may be granted with respect to awards, including options, that have expired, but new awards may not be granted with respect to shares surrendered in connection with the exercise of an SAR. Options for a total of 4,593,604 shares have been granted under the 1981 Plan. Of these, options for 1,788,055 shares have been exercised, options for 1,066,826 shares have expired, options for 1,738,723 shares are outstanding, and 484,350 shares remain available for grants. A total of 70,000 shares of restricted stock and no SARs have been awarded under the 1981 Plan. All outstanding options are non-qualified stock options. The Board of Directors has approved an increase in the number of shares reserved for the 1981 Plan by 1,200,000, so that there will be a total of 1,684,350 shares reserved for the grant of incentive awards, including options, under the 1981 Plan. For information about options granted to and exercised by the executive officers of the Company, see "1. Election of Directors--Stock Options," above.

  Extension of the 1981 Plan to March 1, 2001. The 1981 Plan presently expires on January 1, 1999. The Company believes that the increase of 1,200,000 shares in the reserve for the 1981 Plan should be sufficient to permit grants of options and other awards under the 1981 Plan beyond that date. Accordingly, the shareholders will be asked to extend the expiration date of the 1981 Plan to March 1, 2001.

  The last reported sale of the common stock of the Company on the New York Stock Exchange on January 3, 1997, was at $24.875 per share.

REQUIRED VOTE

  The amendments to the 1981 Plan set forth above under "Amendments Requiring Shareholder Approval" require the approval of the holders of a majority of the shares present at the annual meeting and voting on the proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YES ON THESE AMENDMENTS.

3. APPROVAL OF ERNST & YOUNG LLP AS AUDITORS

  The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company for its fiscal year ending September 30, 1997. The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors.

  If the selection of Ernst & Young LLP is not approved by the holders of a majority of the shares represented at the meeting and voting on the proposal, or if prior to the Annual Meeting to be held in February, Ernst & Young LLP should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to the 1997 Annual Meeting will be subject to ratification by the shareholders at the 1998 Annual Meeting.

  The Company has been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 1997.

4. OTHER BUSINESS

  The Board of Directors does not intend to present any other business for action at the meeting and does not know of any business intended to be presented by others.

                            SHAREHOLDERS' PROPOSALS

  Proposals of shareholders for consideration at the annual meeting of shareholders to be held on Tuesday, February 10, 1998, must be received by the Company no later than September 5, 1997, in order to be included in the Company's proxy statement and proxy relating to that meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from its directors and executive officers that no other reports were required, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 1996, except as follows: Dr. Linda K. Jacobs, a Director, filed one report late; Mr. John McLachlan, a Group Vice President, filed two reports late; and Mr. Paul Miskimin, a Senior Vice President, filed one report late.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  A copy of the Company's annual report for the year ended September 30, 1996, is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

  THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING IN WRITING AND STATING THAT HE WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY ON JANUARY 3, 1997. THE COMPANY WILL ALSO FURNISH COPIES OF ANY EXHIBITS TO THE FORM 10-K TO ELIGIBLE PERSONS REQUESTING EXHIBITS AT $0.50 PER PAGE, PAID IN ADVANCE. THE COMPANY WILL INDICATE THE NUMBER OF PAGES TO BE CHARGED FOR UPON WRITTEN INQUIRY. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED
TO:

              Investor Relations
              Jacobs Engineering Group Inc.
              251 South Lake Avenue
              Pasadena, California 91101

  Neither the annual report nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

                                          By Order of the Board of Directors

                                          Robert M. Barton
                                          Secretary

Pasadena, California January 3, 1997

-------------------------------------------------------------------------------

PROXY

     SOLICITED BY THE BOARD OF DIRECTORS OF JACOBS ENGINEERING GROUP INC.

           ANNUAL MEETING OF SHAREHOLDERS--Tuesday February 11, 1997

                         JACOBS ENGINEERING GROUP INC.

  THE UNDERSIGNED hereby appoints Joseph J. Jacobs, Noel G. Watson and Robert
M. Barton his true and lawful proxies (with full power of substitution) to vote in his name, place and stead all shares in Jacobs Engineering Group Inc. that the undersigned owns or is entitled to vote at the Annual Meeting of Shareholders to be held February 11, 1997, and at any adjournment thereof, upon the matters listed below in accordance with the following instructions:

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE SPECIFY CHOICES, DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                              Please mark
                              your votes as   [X]
                              indicated in
                              this example

IF ANY OF THE FOLLOWING BOXES ARE CHECKED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IF NO BOX IS CHECKED UNDER ANY OF THE FOLLOWING, THE SHARES WILL BE VOTED FOR THE PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND FOR THE APPROVAL OF ITEMS 2 AND 3. ON OTHER MATTERS PRESENTED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT.

1. ELECTION OF DIRECTORS
   NOMINEES:
   Noel G. Watson, James Clayburn La Force, David M. Petrone and James L. Rainey, Jr.

           FOR         WITHHELD
                       FOR ALL
           [_]           [_]

WITHHELD FOR: (Write that nominee's name in the space provided below).

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2. To approve amendments to the 1981 Executive Incentive Plan.

           [_]       [_]         [_]
           FOR     AGAINST     ABSTAIN

3. To approve Ernst & Young LLP as auditors.

           [_]       [_]         [_]
           FOR     AGAINST     ABSTAIN

Receipt of the Jacobs Engineering Group Inc. Proxy Statement dated January 3, 1997 and Annual Report for the year ended September 30, 1996 is hereby acknowledged. Please vote my (our) shares as indicated on the face of this proxy.

Signature(s) ___________________________    Date ______________________________

NOTE: Attorneys, executors, trustees, etc. should show such capacity when signing and unless the certificate(s) is (are) registered in their names, should submit a Proxy from the record owner. Evidence of their authority should accompany the Proxy. Joint owners should each sign individually.